Exhibit 10.5

RIG PERSONNEL SUPPLY AGREEMENT

This Rig Personnel Supply Agreement (the “Agreement”) is made effective as of the              day of                     , 2005 (the “Effective Date”), by and between Turnkey E&P Corporation a Nevada corporation (“TEP”), and Tesco Corporation (US), a Delaware corporation (“Tesco US”).

RECITALS

A. TEP has acquired certain of the assets of Tesco US and of its parent, Tesco Corporation, relating to such companies’ contract Casing Drilling services business (the “Business”).

B. Tesco US is a party to equipment leases (collectively, the “Lease Agreements”) with Drillers Technology Corporation (“DTC”), whereby Tesco US agreed to lease three drilling rigs (collectively, the “Rigs”) from DTC, subject to the terms and conditions set forth in such Lease Agreements, which Tesco US will use to provide drilling services to third parties.

C. In connection with the acquisition of the Business, TEP hired a number of the employees of Tesco US who were responsible for managing the operation of the Rigs.

D. Since Tesco US no longer has sufficient staff to manage the operation of the Rigs, it has requested that TEP provide sufficient personnel to enable Tesco US to fulfill its drilling services obligations to third party customers and TEP has agreed to provide necessary personnel to serve in such capacity, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants agreements contained in this Agreement, the parties have agreed as follows:

1. Services to be Performed. During the term of this Agreement, while Tesco US provides services to its third party customers, TEP shall provide personnel services with respect to the Rigs described on Exhibit A attached hereto and made a part hereof (collectively, the “Services”).

2. Term. The term of this Agreement shall be coterminous with the longest term of the Equipment Leases with DTC. If Tesco US wishes to renew or extend the terms of one or more such Equipment Leases, it shall provide TEP with not less than 45 days prior written notice thereof and TEP shall advise Tesco US in writing within 15 days of its receipt of such notice, whether it has elected to (i) terminate this Agreement at the end of the last initial term of the Lease Agreements, or (ii) extend the term of this Agreement, subject to the same terms and conditions, to coincide with the extended term or terms of the Lease Agreements. Such determination shall be made by TEP in its sole discretion and, if it elects not to extend the term of this Agreement, it shall have no further obligations to Tesco hereunder at the end of such term.

3. Compensation. The direct costs reimbursable to TEP and the overhead to be paid to TEP for its performance of the Services shall be determined in accordance with Exhibit B attached hereto and made a part hereof. Such costs shall be invoiced by TEP every two weeks and Tesco US shall use its best efforts to pay such invoices as soon as possible, but in any event within 30 days of receipt.

4. TEP Responsibilities. TEP will use its commercially reasonable best efforts to provide personnel adequate to fully satisfy and perform the Services as described on Exhibit A. If Tesco US requires that TEP perform services for Tesco US in addition to those described in Exhibit A, it shall provide TEP with a written request to perform such additional services and a description of how TEP is to be compensated for such services. If TEP agrees to perform such additional services for Tesco US, this Agreement shall be deemed to be amended as of the date TEP commences performing such additional services to include the additional services in the Services described in Exhibit A and to include the compensation for such additional services in the compensation described on Exhibit B.

In performing the Services, TEP shall act, and shall ensure that its personnel act, in a commercially reasonable, industry standard manner and endeavor in good faith to perform its responsibilities hereunder with operational expertise; provided, however, that TEP shall have no operational responsibilities hereunder beyond supplying the manpower necessary to move the Rigs to the locations designated by Tesco US and to operate the Rigs at such locations in accordance with the directions of Tesco US’ representatives, unless TEP reasonably believes that such directions will cause the well to be drilled in an imprudent or unsafe manner, in which case TEP shall have the right to refuse to conduct the requested operation.

TEP shall maintain, at its expense, the insurance described on Exhibit C attached hereto and made a part hereof and shall provide Tesco US with a certificate or certificates satisfactory to Tesco US that such insurance is in full force and effect, and that such insurance will not be cancelled or materially changed without thirty (30) days prior written notice to Tesco US.

5. Tesco US Responsibilities. Tesco US shall designate to TEP the drilling locations for the Rigs and the drilling schedule. It shall secure and maintain all permits and licenses necessary for TEP to perform its obligations hereunder and shall provide a safe workplace environment for the performances of the Services. It shall provide all equipment required for maintenance and operation of the Rigs. It also shall provide well site supervision of all drilling activities and all completion activities involving the Rigs, and of TEP personnel provided under this Agreement. Tesco US shall maintain, at its expense, the insurance described on Exhibit C attached hereto and made a part hereof and shall provide TEP with a certificate or certificates satisfactory to TEP that such insurance is in full force and effect, that (except with regard to workers compensation and employer’s liability policies) TEP is named as an additional insured under the insurance policies, with a waiver of subrogation by the insurers against TEP, and that such insurance will not be cancelled or materially changed without thirty (30) days prior written notice to TEP.

6. Personal Injury or Property Damage. TEP shall not be liable for, and Tesco US agrees to release, protect, defend, indemnify and hold harmless TEP from and against, any and all claims, damages, liabilities, losses, demands, encumbrances, causes of action, obligations, costs, judgments, interest and rewards (collectively, “Claims”) for personal injury, illness, death, or damages to property, whether real or personal, owned or leased, including damage to or loss of the Rigs, arising out of or in any way relating to TEP’s operation of the Rigs or the performance by TEP of its other obligations hereunder except where any such Claims results from the gross negligence or willful misconduct of TEP.

7. Damage to Wellbore or Reservoir. Tesco US shall release TEP of any liability for, and shall protect, defend and indemnify TEP from and against, Claims on account of (i) damage, destruction to, or loss of, all underground resources and equipment, oil reservoirs, gas reservoirs, wellbores and wellbore equipment or (ii) underground blowout, seepage or pollution.

8. Employment Claims. Each party shall defend, indemnify and hold harmless the other party against any and all claims brought by employees of the indemnifying party which are premised on the alleged existence of an employment relationship between such employees and the indemnified party, including, without limitation, claims for unpaid wages or benefits, and claims based on unfair labor practices or discrimination in employment.

9. Remedies. If any legal action or other proceeding is brought for the enforcement of this Agreement, the successful or prevailing party shall be entitled to all legal and equitable remedies available (including specific performance) and to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other relief to which it may be entitled at law or equity. In no event shall either party be liable hereunder for special, incidental, indirect, punitive or consequential damage, including, without limitation, business interruption, loss of profit and loss of opportunity, each party hereby waiving, discharging and releasing the other party from any liability or responsibility for any such damages.

10. Notices. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given: (i) when delivered personally during a business day to the appropriate location described below or telefaxed to the telefax number indicated below, or (ii) five (5) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and address:

If to TEP:

c/o Burstall Winger LLP, 3100, 324 - 8th Ave. S.W.

Calgary, Alberta T2P 2Z2

Attention: Dale Burstall

If to Tesco US:

11330 Brittmoore Park Drive

Houston, TX 77041

Attn: Associate General Counsel

Telefax No.: 713-849-0075

11. Relationship of the Parties. With respect to each party’s performance of any activities or operations described or contemplated to be performed pursuant to this Agreement, such party shall be responsible for performing such activities or operations as an independent contractor and neither the other party nor anyone contracted or employed by such other party shall hold themselves out to be, or be deemed for any purpose to be, the agent, servant or representative of the performing party in the performance of such operations or any part thereof. It is not the intention of the parties to create, nor shall this Agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers or principals. Neither is it the intention of the parties to create, nor shall this Agreement be construed as creating, an employment relationship between either party and the employees of the other party.

12. Successors. This Agreement shall be binding upon each of the parties upon their execution thereof, and inure to the benefit of the parties hereto and their successors and assigns.

13. Severability. In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement.

14. Section Headings. The section headings used herein are descriptive only and shall have no legal force or effect whatsoever. Except to the extent the context specifically indicates otherwise, all references to articles and sections refer to articles and sections of this Agreement, and all references to the exhibits and schedules refer to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, USA, applicable to agreements and contracts executed and to be wholly performed there, without giving effect to the conflicts of law principles thereof.

16. Dispute Resolution. Any dispute or disagreement between the parties us to the interpretation of any provision of this Agreement (or the performance of obligations under this Agreement) shall be resolved in accordance with Section 8.10 of that certain Acquisition Agreement, dated as of August 23, 2005, by and among the parties and Tesco Corporation, as amended November 16, 2005.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

18. Waiver. Any waiver by either party to be enforceable must be in writing an no waiver by either party shall constitute a continuing waiver.

19. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to such subject matter.

20. No Assumption Against Draftsman. Each party hereto has been represented by counsel with respect to the negotiation and drafting of this Agreement and all related documents. Accordingly, each party agrees that ambiguities with respect to any language contained herein or therein shall not be resolved against the drafting party.

21. Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TURNKEY E&P CORPORATION

By:	/s/ Dale W. Bossert
Name:	Dale W. Bossert
Title:	President and CEO

TESCO CORPORATION (US)

By:	/s/ Julio Quintana
Name:	J. M. Quintana
Title:	President and CEO

Exhibit A

Rigs and Services

TEP will provide Services under this Agreement, as may be requested by Tesco US, with regard to the following rigs leased by Tesco US from Drillers Technology Corporation: DTC1, DTC2 and DTC 3.

Exhibit B

Compensation

TEP will be compensated for the Services at the rate of one hundred and fifteen percent (115%) of the total of the actual and reasonably documented costs to TEP of salary and employment benefits and related workers compensation paid to (or on behalf of) those individual employees of TEP who provide Services to Tesco US under this Agreement, but only to the extent that such costs correspond to those time periods during which such employees were providing such Services.

Exhibit C

Insurance

Tesco US will provide the following insurance:

1.	Workers Compensation insurance, for its own employees, in full compliance with all applicable state, provincial and federal laws and regulations. Tesco may also choose to include TEP’s employees who are providing Services under this Agreement in its Workers Compensation insurance program, but shall not be required to do so.

2.	Employer’s Liability insurance in the minimum amount of USD $1,000,000 per accident or occurrence covering injury to or death of any employee which may be outside the scope of the workers’ compensation statute in the area where work is performed.

3.	Comprehensive General Liability insurance policy with minimum limits of USD $1,000,000 per accident or occurrence covering bodily injury, personal injury and property damage to third parties as a result of the acts of members of its personnel, its agents and/or its equipment, and subject to a USD $2,000,000 aggregate. Such liability coverage shall include coverage for Completed Operations and Pollution liabilities arising out of operations conducted under the Agreement.

4.	Automobile Liability insurance covering owned, non-owned and hired automotive equipment in the minimum amount of USD $1,000,000 combined single event for bodily injury or property damage per accident.

5.	Excess Liability insurance in the amount of USD $10,000,000 above the coverages specified in items 2, 3 and 4 above.

TEP will provide the following insurance:

1.	Workers Compensation insurance, for its own employees only, in full compliance with all applicable state, provincial and federal laws and regulations, unless Tesco chooses to include TEP’s employees who are providing Services under this Agreement in Tesco’s Workers Compensation program.

2.	Employer’s Liability insurance in the minimum amount of USD $1,000,000 per accident or occurrence covering injury to or death of any employee which may be outside the scope of the workers’ compensation statute in the area where work is performed.